UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BANK OF HAWAII CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	99-0148992
(State of Incorporation)	(I.R.S. Employer Identification No.)

130 Merchant Street
Honolulu, Hawaii	96813
(Address of Principal	(Zip Code)
Executive Offices)

BANK OF HAWAII CORPORATION
2014 STOCK AND INCENTIVE PLAN
(Full title of the plan)

Mark A. Rossi
Vice Chairman and Chief Administrative Officer
Bank of Hawaii Corporation
130 Merchant Street
Honolulu, Hawaii 96813
(Name and address of agent for service)

(808) 694-8366
(Telephone number, including area code)

Copy to:

Brian DeFoe, Esq.
Lane Powell PC
1420 Fifth Avenue, Suite 4200
Seattle, WA 98101-2338

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Common Stock $0.01 par value (“Common Stock”)	1,203,447	$55.88	$67,248,618.36	$8,661.62

(1)    Represents the number of shares of Common Stock and options and other rights to acquire Common Stock that may be issued under the Bank of Hawaii Corporation 2014 Stock and Incentive Plan (the “New Plan”) as the successor plan to the Bank of Hawaii Corporation 2004 Stock and Incentive Compensation Plan (the “Prior Plan”).

(2)    Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to cover the additional securities that may be offered or issued to prevent dilution resulting from any stock split, stock dividend or similar transaction.

(3)    Estimated pursuant to Rule 457(c) and (h) of the Securities Act solely for the purposes of calculating the amount of the registration fee. The fee with respect to the shares registered herein was based on the average of the high and low price per share of the Common Stock on July 23, 2014, as reported by the New York Stock Exchange.

(4)    Pursuant to Rule 457(p) under the Securities Act, a portion of the registration fee is offset by registration fees of $5,356.87 previously paid with respect to the 1,203,447 unissued shares of Common Stock (the “Carried-Over Shares”) that were registered pursuant to a Registration Statement on Form S-8 (No. 333-176463) (the “Prior Registration Statement”) filed by the Registrant on August 24, 2011. A post-effective amendment to the Prior Registration Statement to deregister the Carried-Over Shares from issuance under the Prior Plan is being filed contemporaneously with the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference the following documents previously filed with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 25, 2014.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on April 21, 2014 and for the quarter ended June 30, 2014 filed with the SEC on July 28, 2014.

(c)
All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to above; and

(d)
The description of the Registrant’s Common Stock contained in the Form 8-A filed under the Registrant’s former name, Bancorp Hawaii, Inc., on March 20, 1991, including any amendment or any report or other filing with the SEC filed subsequent thereto and updating that description.

We also incorporate by reference all documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before we file a post-effective amendment indicating that all securities offered by this registration statement have been sold or deregistering all securities remaining unsold, provided, however, that we do not by the foregoing clause incorporate by reference any portion of any future Annual or Quarterly report to stockholders or document or Current Report furnished under Items 2.02, 7.01 or 9.01 that is not deemed filed under such provisions.

Any statement contained or incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that it is modified or superseded by any other statement in this registration statement or in any subsequently filed document that is incorporated by reference. Any statement modified in this manner shall not be deemed to be a part of this registration statement, and any statement superseded in this manner shall not be deemed to constitute a part of this registration statement.

Item 4. Description of Securities.

The Common Stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a Delaware corporation to indemnify its directors, officers, employees and agents against certain liabilities and expenses they may incur in such capacities, and provides that such persons have a right to indemnification against expenses where they have been successful on the merits or otherwise in defense of certain types of actions or any claim, issue or matter therein.  The indemnification provided by Section 145 is not exclusive of any other indemnification rights that may exist under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

Article VI of the registrant’s bylaws require that the registrant indemnify and hold harmless, to the fullest extent permitted by applicable law (including circumstances in which indemnification is otherwise discretionary), any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the registrant or is or was serving at its request as a director, officer, employee or agent or another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (including service with respect to employee benefit plans) against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. In addition, the registrant maintains insurance under which its directors, officers and employees and agents are insured against certain liabilities.

Also, the registrant’s Certificate of Incorporation includes provisions which eliminate the personal liability of registrant’s directors for monetary damages resulting from breaches of their fiduciary duty of care, provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of Sections 174 of the DGCL (concerning the willful or negligent violation of statutory provisions precluding payment of certain dividends and certain stock purchases or redemptions) or for any other transactions from which the director derived an improper personal benefit.

Item 7. Exemption from Registration.

Not applicable.

Item 8. Exhibits.

The exhibits listed on the Exhibit Index of this Registration Statement on page 7 are filed herewith or are incorporated herein by reference to other filings.

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, duly thereunto authorized, in the City and County of Honolulu, State of Hawaii, on July 25, 2014.

BANK OF HAWAII CORPORATION

By:	/s/ Mark A. Rossi
Mark A. Rossi, Vice Chairman and Chief Administrative Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on July 25, 2014.

/s/ Peter S. Ho	/s/ Kent T. Lucien
Peter S. Ho, Chairman of the Board, Chief Executive Officer, and President	Kent T. Lucien, Director and Chief Financial Officer

/s/ Derek J. Norris	*
Derek J. Norris, Principal Accounting Officer	S. Haunani Apoliona, Director

*	*
Mary G. F. Bitterman, Director	Mark A. Burak, Director

*	*
Michael J. Chun, Director	Clinton R. Churchill, Director

*	*
David A. Heenan, Director	Robert Huret, Director

*	*
Victor K. Nichols, Director	Martin A. Stein, Director

*	*
Donald M. Takaki, Director	Barbara J. Tanabe, Director

*	*
Raymond P. Vara, Jr., Director	Robert W. Wo, Director

*    The undersigned, by signing his name hereto, signs and executes this Registration Statement pursuant to the Power of Attorney executed by the above named Directors and Officers and filed with the Securities and Exchange Commission.

By:	/s/ Mark A. Rossi
Mark A. Rossi, Attorney-in-Fact

Exhibit Table.

Exhibit Number
4.1
Bank of Hawaii Corporation 2014 Stock and Incentive Plan (incorporated by reference from Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A for the 2014 Annual Meeting of Shareholders, as filed on March 14, 2014).

4.2
Certificate of Incorporation of Bank of Hawaii Corporation, (f/k/a Pacific Century Financial Corporation and Bancorp Hawaii, Inc.), as amended (incorporated by reference from Exhibit 3.1 to Bank of Hawaii Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed on February 28, 2006.

4.3
Certificate of Amendment of Certificate of Incorporation of Bank of Hawaii Corporation (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed on April 30, 2008 (the “April 30, 2008 8-K”)).

4.4	Amended and Restated By-laws of Bank of Hawaii Corporation (incorporated by reference from Exhibit 3.2 to the April 30, 2008 8-K).
5.1	Opinion of Lane Powell PC.
23.1	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney.